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                                                                   EXHIBIT 99.15

               [LETTERHEAD OF FIDELITY NATIONAL FINANCIAL, INC.]

                                 April 5, 1996


VIA FAX 310-273-5259
AND FEDERAL EXPRESS

Mr. Burt Sugarman
Chairman and Chief Executive Officer
Giant Group, Ltd.
150 El Camino Drive, Suite 303
Beverly Hills, California 90212

Dear Mr. Sugarman:

        Mr. Christensen's letter dated April 3, 1996 states that your reluctance to schedule Giant's 1996 Annual Meeting of Stockholders is based upon a litigation strategy to enjoin Fidelity's right to vote its shares of Giant stock at the meeting. Without arguing the merits of any claim for such an injunction, we wish to point out that any dispute that you may have as to Fidelity's voting rights can and should be resolved without further delay of Giant's annual meeting. As you are well aware, adequate remedies exist and are available to the court should there eventually be any question as to the rights of any Giant stockholder to vote at the annual meeting.

        Your failure to timely call and convene Giant's annual meeting serves only to delay the right of Giant's stockholders to be heard on the subject of Fidelity's merger proposal and Giant's latest proposed exchange offer for Rally's. As a director of Giant your fiduciary duty is to act in the best interests of Giant's stockholders. Part of this fiduciary duty is to give stockholders an opportunity to vote and be heard by Giant's directors at a timely convened annual meeting. Fidelity once again, urges that the Giant Board comply with its legal and fiduciary obligations and promptly call and convene Giant's 1996 Annual Meeting of Stockholders.

                                        Sincerely yours,

                                        FIDELITY NATIONAL FINANCIAL, INC.

                                        /s/ WILLIAM P. FOLEY, II
                                        ---------------------------------
                                        William P. Foley, II
                                        Chairman of the Board and
                                        Chief Executive Officer





WPFII/rms



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